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                               OFFER TO EXCHANGE

                     EACH OUTSTANDING SHARE OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF

                               GUEST SUPPLY, INC.
                                      FOR
                             SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF

                               SYSCO CORPORATION
           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M.,
      NEW YORK CITY TIME, ON MARCH 5, 2001, UNLESS THE OFFER IS EXTENDED.

                                                                February 5, 2001

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     This letter relates to the offer by Sysco Food Services of New Jersey ("Purchaser"), a Delaware corporation and a wholly owned subsidiary of Sysco Corporation, a Delaware corporation ("SYSCO"), to exchange shares of SYSCO common stock, par value $1.00 per share (the "SYSCO Common Shares"), for each outstanding share of common stock, no par value, including the associated preferred stock purchase rights (the "Guest Supply Shares"), of Guest Supply, Inc., a New Jersey corporation ("Guest Supply"), upon the terms and subject to the conditions set forth in the preliminary Prospectus dated February 5, 2001 (the "Prospectus") and in the related Letter of Transmittal enclosed herewith (which, together with any amendments or supplements thereto, constitute the "Offer"). The Offer is being made in connection with the Merger Agreement and Plan of Reorganization, dated as of January 22, 2001 (the "Merger Agreement"), by and among SYSCO, Purchaser and Guest Supply. The Merger Agreement provides, among other things, that following completion of the Offer, Purchaser will be merged with and into Guest Supply (the "Merger"), with Guest Supply surviving the Merger as a wholly owned subsidiary of SYSCO. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Guest Supply Shares registered in your name or in the name of your nominee. Under the terms of the Offer, the SYSCO average closing trading price is equal to the average price of SYSCO Common Shares on the NYSE over the fifteen consecutive trading days ending on the trading day that is five trading days prior to the expiration date of the Offer.

     The Offer is subject to several conditions set forth in the Prospectus, which you should review in detail.

     For your information and for forwarding to your clients for whom you hold Guest Supply Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1. The Prospectus, including Guest Supply's Schedule 14D-9 dated February 5, 2001;

          2. The Letter of Transmittal for your use in accepting the Offer and tendering Guest Supply Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal with manual signatures may be used to tender Guest Supply Shares;

          3. The Notice of Guaranteed Delivery to be used to accept the Offer if certificates evidencing Guest Supply shares are not immediately available or if such certificates and all other required documents cannot be delivered to EquiServe Trust Company, N.A. (the "Exchange Agent") on or
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     prior to the expiration date of the offer (as defined in the Prospectus) or if the procedures for book-entry transfer cannot be completed by the expiration date of the offer;

          4. A printed form of letter which may be sent to your clients for whose accounts you hold Guest Supply Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9. Stockholders who fail to complete and sign the Substitute Form W-9 may be subject to a required federal backup withholding tax of 31% of the cash payable to such stockholder or other payee for fractional shares pursuant to the Offer;

          6. A return envelope addressed to the Exchange Agent for your use only.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for exchange Guest Supply Shares which are validly tendered prior to the expiration date of the offer and not theretofore properly withdrawn when, as and if Purchaser gives oral or written notice to the Exchange Agent of Purchaser's acceptance of such Guest Supply Shares for exchange pursuant to the Offer. Issuance of SYSCO Common Shares and payment of cash in lieu of a fractional interest, if any, will in all cases be made only after timely receipt by the Exchange Agent of (i) certificates for such Guest Supply Shares, or timely confirmation of a book-entry transfer of such Guest Supply Shares into the Exchange Agent's account at The Depository Trust Company, pursuant to the procedures described in "The Offer -- Procedure for Tendering" of the Prospectus, (ii) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an agent's message (as defined in the Prospectus) in connection with a book-entry transfer and (iii) all other documents required by the Letter of Transmittal.

     Neither SYSCO nor Purchaser nor any officer, director, stockholder, agent or other representative of SYSCO or Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Exchange Agent as described in the Prospectus) in connection with soliciting tenders of Guest Supply Shares pursuant to the Offer.

     Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON MARCH 5, 2001, UNLESS THE OFFER IS EXTENDED.

     In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an agent's message in connection with a book-entry transfer of Guest Supply Shares, and any other required documents, should be sent to the Exchange Agent, and certificates representing the tendered Guest Supply Shares should be delivered or such Guest Supply Shares should be tendered by book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and in the Prospectus.

     If holders of Guest Supply Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in "The Offer -- Guaranteed Delivery" of the Prospectus.

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     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from us at the address and telephone number set forth on the back cover of the Prospectus.

                            Very truly yours,

                            MacKenzie Partners, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF SYSCO, PURCHASER, THE INFORMATION AGENT, THE EXCHANGE AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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